CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Statements and Reports" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for AllianceBernstein Multi-Asset Inflation Strategy which is included in this Registration Statement (Form N-1A Nos. 2-48227 and 811-02382) of AllianceBernstein Bond Fund, Inc.


                                          ERNST & YOUNG LLP

New York, New York
March 3, 2010